EXHIBIT 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2006, 2005, 2004 and 2003 in the Registration Statement on Form S-4 of Plains Exploration & Production Company, and to the incorporation by reference therein of its reports regarding estimates of reserves and future net revenues from the production and sale of those reserves filed as an exhibit to Pogo Producing Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Yours very truly,

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

September 17, 2007